[Letterhead of Ernst & Young LLP]



                 Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 dated May 28, 1998 and related Prospectus of the Federal-Mogul COrporation for the registration of 11,500,000 shares of its Trust Convertible Preferred Securities and to the incorporation by reference therein of our report dated January 30, 1998, except for Note 20, as to which the date is February 24, 1998, with respect to the consolidated financial statements and schedule of Federal-Mogul COrporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                       /s/ Ernst & Young LLP
May 28, 1998
Detroit, Michigan